UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

Brandywine Realty Trust
(Exact name of issuer as specified in charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	1-9106 (Commission file number)	23-2413352 (I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement.

     (a)     Revolving Credit Facility Agreement.

     On December 22, 2005, we, together with Brandywine Operating Partnership, L.P., the partnership through which we own our assets and conduct our business, entered into a credit agreement (the “Revolving Credit Facility Agreement”) that provides for an unsecured, revolving credit facility (the “Revolving Credit Facility”) in an initial amount of $600 million, which amount may be increased at our option to a maximum of $800 million. The Revolving Credit Facility Agreement provides for a letter of credit sub-facility of $65 million.

     The term of the Revolving Credit Facility is 48 months, subject to one 12-month extension. Loans under the Revolving Credit Facility bear interest at a per annum floating rate equal to: (i) the higher of (x) the prime rate or (y) the federal funds rate plus 0.50% per annum, plus, in either case, 0.25% or (ii) a London interbank offered rate that is the rate at which Eurodollar deposits for one, two, three or six months are offered plus between 0.55% and 1.10% per annum (the “Libor Margin”), depending on our debt rating. Alternatively, so long as we maintain an investment grade rating, we may request competitive bids from the Lenders for a Libor Margin to be applicable for a period of one, two or three months with respect to loans under the Revolving Credit Facility up to 50% of the aggregate facility amount. We have agreed to pay a facility fee at a rate of between 0.15% and 0.25% per annum, depending on our debt rating.

     The Revolving Credit Facility Agreement contains financial and operating covenants. Financial covenants include minimum net worth, minimum interest coverage and fixed charge coverage ratios, maximum leverage ratio, restrictions on unsecured and secured debt as a percentage of unencumbered assets, and other financial tests. Operating covenants include limitations on our ability to incur additional indebtedness, grant liens on assets, enter into affiliate transactions, pay dividends, make acquisitions and investments and construct or develop new properties.

     JPMorgan Chase Bank, N.A. serves as Administrative Agent, Swing Lender and Issuing Lender, Bank of America, N.A. serves as Syndication Agent and Issuing Lender, and Citizens Bank of Pennsylvania, Wachovia Bank, National Association, and Wells Fargo Bank, National Association serve as Co-Documentation Agents under the Revolving Credit Agreement.

     A copy of the Revolving Credit Facility Agreement is attached as an exhibit to this Current Report. The description of the Revolving Credit Facility Agreement does not purport to be complete and is qualified by reference to the copy of the Revolving Credit Facility Agreement attached as an exhibit.

     (b)     Release of Subsidiary Guarantees.

     (i)      Certain of the wholly-owned subsidiaries of Brandywine Operating Partnership, L.P. (collectively, “Subsidiary Guarantors”) executed guarantees of payment of principal and interest on Brandywine Operating Partnership’s $275,000,000 4.50% Guaranteed Notes due 2009 and $250,000,000 5.40% Guaranteed Notes due 2014 (collectively, the “2009/2014 Notes”). In addition, the Subsidiary Guarantors executed guarantees of payment of principal and interest on Brandywine Operating Partnership’s $300,000,000 5.625% Guaranteed Notes due 2010 (the “2010 Notes”). The Indenture dated as of October 22, 2004, as supplemented by the First Supplemental Indenture dated as of May 25, 2005 (the “Indenture”) under which the 2009/2014 Notes and 2010 Notes were issued provides for the automatic release of the guarantees of the Subsidiary Guarantors with respect to the 2009/2014 Notes and 2010 Notes upon the release of guarantees delivered by the Subsidiary Guarantors under Brandywine Operating Partnership’s principal credit agreement. Because the guarantees by the Subsidiary Guarantors of Brandywine Operating Partnership’s principal credit agreement were terminated in conjunction with our entry into the Revolving Credit Agreement, the guarantees of the 2009/2014 Notes and 2010 Notes by the Subsidiary Guarantors were terminated.

     (ii)      The Subsidiary Guarantors executed guarantees of payment of principal and interest on Brandywine Operating Partnership’s $113,000,000 4.34% Senior Notes due December 14, 2008 (the “2008 Notes”). The Note Purchase Agreement dated as of November 15, 2004 provides for the automatic release of the guarantees of the Subsidiary Guarantors with respect to the 2008 Notes upon the release of guarantees delivered by the Subsidiary Guarantors under the Indenture and Brandywine Operating Partnership’s principal credit agreement. Because the guarantees by the Subsidiary Guarantors under the Indenture and Brandywine Operating Partnership’s principal credit agreement were terminated in conjunction with our entry into the Revolving Credit Agreement, the guarantees of the 2008 Notes by the Subsidiary Guarantors were terminated.

Item 1.02	Termination of a Material Definitive Agreement.

     (i)      On December 22, 2005, we terminated, and repaid all amounts outstanding under, our $450 million revolving credit agreement dated as of May 24, 2004, as amended by Amendment No. 1 to Credit Agreement dated as of September 10, 2004 (copies of which were attached as exhibits to our Current Reports on Form 8-K filed with the Securities Exchange Commission on May 24, 2004 and September 10, 2004, respectively).

     (ii)      See Item 1.01 with respect to termination of guarantees of Subsidiary Guarantors (as summarized in Item 1.01) with respect to the 2009/2014 Notes, 2010 Notes and 2008 Notes.

Item 8.01	Other Events.

     (i)      Special Meeting of Shareholders.

     On December 21, 2005, a special meeting of our shareholders was held to consider and vote on a proposal to approve the issuance by Brandywine of its common shares under and as contemplated by the Agreement and Plan of Merger dated as of October 3, 2005 to which we and Prentiss Properties Trust and other signatories are parties. At this meeting our shareholders approved the proposal. We summarize the voting results below:

For	Against	Abstain	Shares Not Voted

41,894,629	3,382,190	106,572	11,111,818

Item 9.01.	Financial Statements and Exhibits

Exhibits

10.1	Credit Agreement dated as of December 22, 2005 among Brandywine Realty Trust and Brandywine Operating Partnership, L.P., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent and Issuing Lender and Citizens Bank of Pennsylvania, Wachovia Bank, National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the several other lenders from time to time parties thereto.

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

Date: December 23, 2005	By: /s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of December 22, 2005 among Brandywine Realty Trust and Brandywine Operating Partnership, L.P., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent and Issuing Lender and Citizens Bank of Pennsylvania, Wachovia Bank, National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the several other lenders from time to time parties thereto.